XENETIC BIOSCIENCE INC.

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement" ) is entered into as of this 1st day of January 2017 by and between Xenetic Bioscience, Inc., a Nevada corporation with a principal place of business in Lexington , Massachusetts (the "Company"), and Curtis Lockshin, an individual (the " Executive").

WHEREAS, the Company and the Executive wish to set forth the terms and conditions for the employment of the Executive by the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term of Employment.

(a)            General. The Company will employ Executive, and Executive will be employed by the Company, for the period set forth in Section 1(b), in the positions set forth in Section 2, and upon the other terms and conditions herein provided commencing on January 1st, 2017 (the "Effective Date").

(b)           Term. The Agreement shall become effective on the Effective Date and shall continue unless earlier terminated as provided in Section 7 (the "Term"). The Executive's employment with the Company shall be "at will," meaning that the Executive's employment may be terminated by the Company or the Executive at any time and for any reason provided that Executive may not voluntarily terminate his employment upon less than ninety days prior written notice delivered to the Company, or upon such shorter notices as Company and Executive agree.

(c)            Location. During the Term, the Executive's principal place of employment shall be in Lexington, MA. The Executive acknowledges that Executive's duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform Executive 's duties and responsibilities hereunder.

Section 2. Duties and Exclusivity.

(a)           During the Term, the Executive (i) shall serve as Chief Scientific Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Chief Executive Officer of the Company, (ii) shall report directly to the Chief Executive Officer; (iii) shall devote all the Executive' s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company's rules and policies as adopted by the Company from time to time. The Executive's duties, responsibilities and authority may include services for one or more subsidiaries of the Company.

(b)       Notwithstanding anything to the contrary in Section 2(a) above, the Executive may (i) serve as a director , trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations. During the Term, Executive shall not accept any other employment or consultancy or serve on the board of directors or similar body of any entity unless such position is approved by the Chief Executive Officer.

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(c)           Exclusivity. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive's duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by your employment with the Company; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

(d)           Deemed Resignation. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with the Company or any of its subsidiaries, and, at the Company's request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

Section 3. Compensation.

(a)            Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary at the annualized rate of Two Hundred Fifty Thousand Dollars United States $250,000.00 per annum, less payroll deductions and all required withholdings. Executive's Base Salary shall be subject to annual review and upward adjustment only by the Board of Directors of the Company (the " Board") or a committee thereof, beginning in fiscal 2017. The Base Salary shall be paid in accordance with the customary payroll practices of the Company in effect from time to time. The Executive's salary, as adjusted from time to time under this Section 3(a), is referred to as ("Base Salary").

(b)            Annual Bonus. With respect to each Company fiscal year that ends during the Term, commencing with fiscal year 2017, the Executive shall be eligible to receive an annual performance-based cash bonus (the "Annual Bonus") which shall be payable based upon the attainment of individual and/or Company performance goals established by the Board or a committee thereof. The target amount of such Annual Bonus shall equal 35% of Executive's Base Salary in the year to which the Annual Bonus relates, provided that the actual amount of the Annual Bonus may be greater or less than such target amount (the "Target Bonus"). Each Annual Bonus, if any, for a fiscal year shall be payable, less payroll deductions and all required withholdings, not later than the fifteenth day of the third month following the end of such year. Except as provided in Section 7, notwithstanding any other provision of this Section 3(b), no bonus shall be payable with respect to a Company fiscal year unless the Executive remains continuously employed with the Company until the last day of such year.

(c)            Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company's business in accordance with the Company's policies with respect thereto as in effect from time to time. The Executive shall be reimbursed by the Company for the reasonable attorneys ' fees and costs incurred by him in connection with the negotiation and preparation of this Agreement (and related equity award documentation), up to a maximum of $3,000 provided that the Executive shall submit invoices to the Company within ninety (90) days of incurrence of the expense, and the Company shall reimburse Executive within sixty (60) days thereafter.

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(d)            Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company. The Executive understands that, except when prohibited by applicable law, the Company's benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.

(e)            Vacation. Executive shall be entitled to accrue four (4) weeks of paid vacation days per year in accordance with and subject to the terms of the Company ' s vacation policy applicable to other executive officers of the Company, as it may be amended prospectively from time to time.

Section 4. Insurance; Indemnification.

During Executive' s employment with the Company, the Company shall maintain the insurance it currently has with respect to (i) directors' and officers' liability , (ii) errors and omissions and (iii) general liability insurance providing coverage to Executive to the same extent as other senior executives of the Company. Executive's coverage under such insurance shall terminate upon Executive' s leaving of the Company's employ for any reason. The Executive will be entitled to indemnification with respect to Executive' s services provided hereunder pursuant to Nevada law, the terms and conditions of Company's articles of incorporation and/or bylaws , Company's directors and officers ("D&O") liability insurance policy, and Company 's standard indemnification agreement for directors and officers as executed by Company and Executive.

Section 5. Equity Awards.

(a)            Initial Grant. As incentive to enter into and undertake employment pursuant to this Agreement, the Company shall grant to Executive on the Effective Date a non-qualified stock option to purchase 175,000 shares of common stock of the Company (the "Option") under the Company's Equity Incentive Plan, effective January 23, 2014 (the "Plan") at an exercise price equal to the fair market value of the Company's common stock on the grant date. The Option shall vest one-third upon the first anniversary of the Effective Date, one-third upon the second anniversary of the Effective Date and one-third upon the third anniversary of the Effective Date, provided the Executive remains employed with the Company on the applicable vesting date and further provided that, in the event of a Change in Control, as defined in the Plan, while Executive is employed by the Company any unvested portion of the Option shall vest immediately upon the Change in Control. [Notwithstanding the foregoing in no event may (i) Executive exercise 87,500 shares with respect to the Option (the " Unapproved Portion" ) prior to the Company receiving shareholder approval of an increase in the number of shares of common stock authorized under the Plan (or adoption of a new plan covering the Unapproved Portion) which amendment to the Plan or adoption of a new plan shall include provision for the issuance of shares of common stock underlying the Unapproved Portion; and (ii) if shareholder approval is not obtained for any reason on or prior to December 1, 2017, the Unapproved Portion shall be cancelled (from the unvested portion of the Option) and of no further force and effect.] The Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and, except as otherwise set forth herein, the Company's standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided herein, in the stock option agreement or the Plan.

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(b)           Sale of Shares. Executive agrees that he will not loan or pledge any securities of the Company owned by him or which he may accrue in the future through Options or other equity awards as collateral for any indebtedness.

Section 6. Compliance with Company Policy.

During the Term, the Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 7. Termination of Employment.

Executive's employment with the Company may be terminated during Term of this Agreement for any of the following reasons:

(a)            By The Company For Cause. At any time during the Term, the Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a material breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a material violation by Executive of the Company' s employment policies which has continued for more than thirty (30) days following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(b)	By The Company Without Cause.

At any time during the Term, the Company may terminate Executive's employment hereunder without Cause.

(c)	By The Executive.

At any time during the Term, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive' s responsibilities, authorities, powers, functions or duties; (ii) a breach by the Company of any of its other material obligations under this Agreement, including but not limited to failure of the Company to make any material payment or provide any material benefit under this Agreement, or (iii) a change in the geographic location at which Executive must perform his services as provided under this Agreement to a location more than fifty miles from the location set forth in this Agreement; provided that, a change in the employment of Executive to another affiliate of Company does not in and of itself constitute " Good Reason." "Good Reason Process" shall mean that (A) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Executive cooperates in good faith with the Company's efforts, for a period not less than sixty (60) days following such notice , to modify Executive' s employment situation in a manner acceptable to Executive and Company; (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive; and (E) Executive terminates his employment no later than sixty (60) days after the end of the sixty (60) day cure period. If the Company cures the Good Reason event in a manner acceptable to Executive during the sixty (60) day period, Good Reason shall be deemed not to have occurred.

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(d)	Right to Severance.

In the event the Company terminates Executive's employment Without Cause or the Executive terminates employment for Good Reason as provided in Section 7(c) and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a " Release of Claims") within a reasonable period of time specified by the Company and in compliance with applicable law, following such termination, then in addition to any accrued obligations payable under Section 7(e)(i) below, the Company shall:

(i) Pay to the Executive one year of Executive's Base Salary, less payroll deductions and all required withholdings, paid over time in accordance with the Company's payroll practices then in effect; and

(ii)  The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company immediately prior to Executive 's date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive' s covered dependents, less the amount of Executive's monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following such employment termination through the earlier of (i) the last day of the month for twelve (12) full calendar months (such period consistent with the severance payment period set forth in Section 7(d)(i) above) following the date the Release of Claims becomes effective and irrevocable; and (ii) the date Executive and Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection,

Executive may, if eligible, elect to continue healthcare coverage at Executive's expense in accordance the provisions of COBRA or other applicable law.

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For purposes of this Sect ion 7(d), Executive's termination of employment at the end of the Term following an earlier notice of nonrenewal by the Company shall be treated as a termination of the Executive' s employment by the Company without Cause as of the last day of the Term.

(e)            Upon a termination of the Executive's employment for any reason , (i) the Executive shall be entitled to receive: (A) any portion of the Executive's Base Salary through the date of employment termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(c) above, (C) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(e) above, and (D) any amount arising from the Executive's participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(f)             The payments and benefits described in this Section 7 shall be the only payments and benefits payable in the event of the Executive' s termination of employment for any reason.

Section 8. Survival of Obligations.

The obligations of the Executive as set forth in Section 4, Section 7 and Sections 9 through 1 7 below shall sur vive the term of this Agreement and the termination of Executive 's employment hereunder regardless of the reason(s) therefor.

Section 9. Non-Competition and Conflicting Employment.

(a)            During the Term, the Executive shall not, directly or indirectly, either as an Executive, employer, employee, consultant, agent, principal, partner, officer, director, shareholder, member, investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Executive ' s employment. For these purposes, the current business of the Company is described in the Company's prospectus dated November 1, 2016. The Executive also agrees that, during his employment with the Company, he will not engage in any other activities that materially conflict with his obligations to the Company, it being understood that activities approved by the Board under Section 2(b) or otherwise in writing shall not be considered to violate this Section 9(a).

(b)            As a material inducement to the Company to continue the employment of the Executive, and in order to protect the Company' s Confidential In format ion and good will, the Executive agrees that:

(i)            For a period of twelve (12) months following termination of the Executive' s employment with the Company or its affiliates for any reason, Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Executive had any contact as a result of Executive's employment with the Company; and

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(c)            For a period of twelve (12) months after termination of Executive's employment with the Company or its affiliates for any reason, Executive will not (A) render services directly or indirectly , as an Executive, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization except as an investor or stockholder of more than 2% of the equity securities of any entity:

(i)            "Competing Products" means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise), or other intellectual property of the Company about which the Executive acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii) "Competing Organization " means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d)           The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Executive than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Executive and injunctive relief against Executive for the breach or violation or continued breach or violation of this Covenant. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 9 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 9 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 9 is invalid or against public policy, the remaining provisions of this Section 9 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Section 10. Confidentiality.

(a)            Executive recognizes and acknowledges that he will have access to certain information of members of the Company and that such information is confidential and constitutes valuable, special and unique property of such members of the Company. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during his employment and for seven (7) years after the termination of his employment with the Company for any reason, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company (regardless of whether developed by the Executive) without the prior written consent of the Company. Executive acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Executive and/or to obtain an injunction against Executive for the breach or violation, continued breach, threatened breach or violation of this covenant.

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(b)           As used herein, the term " Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigation s, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

(c)            As used herein , "Confidential Information" with respect to the Company means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machine s, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii)  Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) Executive personnel files and compensation information.

(d)            Notwithstanding the foregoing, Confidential Information as defined in Sections 1O(b) and (c) does not include any of the foregoing items which (i) has become publicly known or made generally available to the public through no wrongful act of Executive; (ii) has been disclosed to Executive by a third party having no duty to keep Company matter confidential; (iii) has been developed by Executive independently of employment with the company; (iv) has been disclosed by the Company to a third party without restriction on disclosure; (v) has been disclosed with the Company's written consent, or (vi) the Company's investors, shareholder s and other capital sources.

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(e)            Executive hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

(t) Executive agrees that Executive will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive and that Executive will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(g)           Executive recognizes that the Company has received and in the future will receive from third pat1ies their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Executive 's work for the Company consistent with Company ' s agreement with such third party.

(h)           Executive represents and warrants that from the time of the Executive's first contact with the Company, Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(i)            Executive will not disclose to the Company or use on its behalf any confidential information belonging to others and Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 11. Inventions.

(a)            Attached hereto as Exhibit A is a list describing all ide as, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Executive prior to Executive's employment or first contact with Company (collectively referred to herein as " Prior Inventions" ), (A) which belong to Executive, (B) which relate to the Company' s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of Executive's employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

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(b)            Executive agrees that Executive will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive' s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents , copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Executive may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to herein as "Intellectual Property Items"); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company's anticipated business as of the end of the Executive's employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive ' employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c)            Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Executive (solely or jointly with others) during the term of Executive's employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

Section 12. Return of Company Property.

Executive agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company's employ, Executive will deliver to the Company (and will not keep originals or copies in Executive's possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company. Notwithstanding the foregoing, it is understood that names and contacts in the Executive's address book acquired both prior to and during employment, including shareholders of the Company, will remain property of the Executive who will not be restricted from doing business with them subject to the limitations Sections 10 and 14 hereof and applicable law.

Section 13. Non-Solicitation.

Executive agrees that Executive shall not, during Executive's employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive ' s employment with the Company, for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away executives of the Company, either for the Executive's own business or for any other person or entity and/or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

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Section 14. Publications.

Executive agrees that Executive will, in advance of publication, provide the Company with copies of all writings and materials which Executive proposes to publish during the term of Executive's employment and for twenty-four (24) months thereafter. Executive also agrees that Executive will, at the Company's request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company' s good faith judgment in these matters will be final. The Executive will also, at the Company' request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 15. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 9 through 14 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys' fees.

Section 16. Representations and Warranties.

(a)            Executive represents and warrants as follows that: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive's undertaking a relationship with the Company; and (ii) Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b)           The Company represents and warrants to the Executive that this Agreement and the Options grant have been duly authorized by the Company's Board of Directors and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 17. Miscellaneous.

(a)            Entire Agreement. This Agreement, the exhibits attached hereto, and the Options granted concurrently herewith under Section 5(a) hereof, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof or his engagement by the Company as Chief Scientific Officer. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibits.

(b)            Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

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(c)            Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d)            No Oral Modification; Waiver or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)            Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement

(f)             Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g)            Governing Law And Performance. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(h)            Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including , in the case of the Executive, the Executive's heirs, executors and estate. The Executive may not assign Executive's obligations under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section l 7(h) or which becomes bound by the terms of this Agreement by operation of law.

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(i)             Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

Section 18. Section 409A.

(a)            It is intended that any compensation or benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of l986, as amended ("Section 409A") provided under Treasury Regulations Sections l. 409A- l (b), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A, the Executive's right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits under Section 7(d) shall not commence until the Executive has a " separation from service" for purposes of Section 409A.

(b)           To the extent that any reimbursement of expenses or in-kind benefits constitutes defe1Ted compensation under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)            If the Executive is deemed at the time of his separation from service to be a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the compensation and benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive ' s termination benefits shall be provided to the Executive immediately after the earlier of (A) the expiration of the six-month period measured from the date of the Executive' s separation from service with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive's death in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Section 19. Limitation of Payments upon Certain Events.

(a)           Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise ("Payment") would (a) constitute a " parachute payment" within the meaning of Section 280G of the Code), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the " Excise Tax"), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive's after-tax proceeds: (i) payment in full of the entire amount of the Payment (a " Full Payment"), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a " Reduced Payment"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

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(b)           The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 19. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)           The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company: Xenetic Biosciences, Inc. By: /s/ Scott Maguire Scott Maguire Chief Executive Officer	Executive /s/ Curtis Lockshin Curtis Lockshin

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